Exhibit 23.5

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Magnolia Oil & Gas Corporation of our report dated April 18, 2018 relating to the statements of revenues and direct operating expenses of the properties located in the Eagle Ford Shale (the “Acquired Properties”), which appears in Magnolia Oil & Gas Corporation’s Definitive Proxy dated July 2, 2018. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas

August 10, 2018